                                                                   EXHIBIT 11.1

                   BROADVISION, INC. AND SUBSIDIARIES
            STATEMENT REGARDING COMPUTATION OF LOSS PER SHARE
                (In thousands, except per share amounts)

                                                       Three Months Ended        Nine Months Ended
                                                         September 30,             September 30,
                                                     ---------------------     ---------------------
                                                       1996         1995         1996         1995
                                                     --------     --------     --------     --------
Statement of operations data:
   Net loss                                          $ (2,674)    $ (1,007)    $ (6,552)    $ (2,822)
   Weighted average number of common and dilutive
     equivalent shares used in computations:
   Common stock                                        19,889        6,720       14,664        6,720
   Preferred stock (as if converted)                        -        5,600        1,867        5,600
   Stock options and other common stock equivalents         *            *            *            *
                                                     --------     --------     --------     --------
     Subtotal                                          19,889       12,320       16,531       12,320
                                                     --------     --------     --------     --------

Pursuant to Staff Accounting Bulletin No. 83:
  Preferred Stock converted on as-if basis
    at exercise prices less than the anticipated
    initial public offering price                           -        3,934        1,311        3,934
  Stock options                                             -        2,634          878        2,634
                                                     --------     --------     --------     --------
Shares used in computing net loss per share            19,889       18,888       18,720       18,888
                                                     --------     --------     --------     --------
Net loss per share                                    $ (0.13)     $ (0.05)     $ (0.35)     $ (0.15)
                                                     --------     --------     --------     --------
                                                     --------     --------     --------     --------
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* not included as effects are anti-dilutive.